                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.   1  )*
                                            -----


                                Urologix, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)




                    Common Stock, Par Value $.01 Per Share
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  917273 10 4
                        ------------------------------
                                (CUSIP Number)


    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))



                               Page 1 of 3 Pages
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CUSIP NO.    917273 10 4             13G                   PAGE 2  OF  3 PAGES
--------------------------          -----                 ---------------------


             1 NAME OF REPORTING PERSON:           Mitchell Dann
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

-----------------------------------------------------------------------------------
             2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
               (A) / /
               (B) / /
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             3 SEC USE ONLY
-----------------------------------------------------------------------------------
             4 CITIZENSHIP OR PLACE OF ORGANIZATION

               The Reporting Person is a citizen of the United States.
-----------------------------------------------------------------------------------
                                       5  SOLE VOTING POWER
  NUMBER OF
                                             473,857
    SHARES
                                       6  SHARED VOTING POWER
BENEFICIALLY
                                                -0-
   OWNED BY
                                       7  SOLE DISPOSITIVE POWER
     EACH
                                             473,857
  REPORTING
                                       8  SHARED DISPOSITIVE POWER
    PERSON
                                                -0-
    WITH:
-----------------------------------------------------------------------------------
             9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       473,857
-----------------------------------------------------------------------------------
            10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               (SEE INSTRUCTIONS)
               / /
-----------------------------------------------------------------------------------
            11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       4.3%
-----------------------------------------------------------------------------------
            12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                       IN
-----------------------------------------------------------------------------------

                                                              PAGE 3 OF 3 PAGES
                                                             -------------------
ITEM 1.

           (a)  Name of Issuer
                --------------

                The name of the issuer is Urologix, Inc.

           (b)  Address of Issuer's Principal Executive Offices
                -----------------------------------------------

                The address of the principal executive offices of the Issuer is:
                14405 21st Avenue North, Minneapolis, MN 55447

ITEM 5.      Ownership of Five Percent or Less of a Class
             --------------------------------------------

                As of December 31, 1997, the Reporting Person owned less than 5% of the total number of outstanding shares of Common Stock of the Issuer.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


January 20, 1998                            /s/ Mitchell Dann
                                            ----------------------------------
                                                Mitchell Dann